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                                                                Exhibit 11(a)(9)



Contact:  London:


         Smithfield Financial


         John Kiely


         0171 360 4900



         New York:


         Kekst and Company


         Ruth Pachman


         212-521-4891



                                                           FOR IMMEDIATE RELEASE



                            Stagecoach Holdings plc


                           Announces Commencement of


                     Cash Tender Offer for Coach USA, Inc.



London, England -- June 21, 1999 -- Stagecoach Holdings plc announced that on Friday, June 18, 1999, its subsidiary commenced its previously announced tender offer for all outstanding shares of common stock of Coach USA, Inc. (NYSE: CUI) at $42.00 per share in cash, in accordance with its definitive merger agreement with Coach USA.



The tender offer and withdrawal rights will expire at 10:00 a.m., New York City time, on Monday, July 26, 1999, unless the tender offer is extended.



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